Exhibit 10.10

December 14, 2022

Richard Henderson

Dear Richard,

At FiscalNote, we are on a mission to connect the world and its people to the government. Our fast-growing organization provides FiscalNoters with the opportunity to help customers unlock the information they need when they need it, so they can make an impact on the world’s most pressing issues. We are incredibly selective about who we invite to be part of the FiscalNote team, and we believe you have the fierce curiosity and dedication to excellence that helps us achieve our mission.

We are pleased to offer you the position of Chief Revenue Officer with FiscalNote, Inc. (the “Company”), based in Washington, DC reporting to Josh Resnik, President & COO. If you decide to join us, your first full day of employment will be January 3, 2023.

You will receive an employer-determined wage rate of $350,000 annually, which will be paid semi-monthly on the 15th and the last day of the month, in accordance with the Company’s normal payroll procedures. As an exempt employee, you are not eligible for overtime. In addition, you will be eligible to participate in the following short-term incentive plans:

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Our Executive Short-Term Incentive Plan, which provides for cash bonus payouts tied to performance relative to corporate financial goals and individual goals, as set by the Board of Directors or a committee thereof (the “Board”) of FiscalNote Holdings, Inc. (the Company’s public parent, “FiscalNote”). Your annual target under this plan will be $175,000.
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An annual sales commission opportunity based on revenue growth above certain baseline growth expectations tied to management’s internal budget targets, determined by me subject to approval by the Board. Your annual target for this opportunity will be $175,000. Following the availability of FiscalNote’s Q2 financial results, you will be eligible to receive a “progress payment” representing a portion of your annual commission target, based on the Company’s pacing relative to the annual revenue growth levels established for your commission plan. The progress payment shall range from $0, for pacing towards revenue growth below the threshold for payout under the plan, to $65,625 (75% of half of your annual target) for pacing towards revenue growth at or above target for the plan. You shall be obligated to return any such progress payment to the Company if you leave for any reason prior to fiscal year end. The remainder of your annual commission will be paid as reasonably practicable following the availability of financial results for the year, based on actual performance, in accordance with the Company’s normal payroll procedures.

The Company may modify job titles, salaries, and benefits from time to time as it deems necessary.

If you decide to join the Company, it will be recommended to the Board, following your start date, that FiscalNote grant you:

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An award of 107,500 restricted stock units (RSUs) in respect of shares of its Class A common stock. One-third (1/3) of the RSUs shall vest twelve (12) months after the date your vesting begins, subject to your continuing employment with the Company, and no RSUs shall vest before such date. Thereafter, the remaining RSUs shall vest equal quarterly increments over the next two (2) years, subject to your continuing employment with the Company.

GLOBAL HEADQUARTERS	NORTH AMERICA	EUROPE	ASIA
1201 Pennsylvania Ave NW, 6th floor Washington, D.C. 20004 (202) 793-5300	Washington, DC, USA Baton Rouge, USA New York, USA	Brussels, Belgium United Kingdom	Gurugram, India Seoul, Korea Hong Kong Singapore Taiwan

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An award of 75,000 performance-based RSUs in respect of shares of its Class A common stock, which shall be subject both to the same time-based vesting schedule applicable to the RSU award described immediately above, as well as achievement of the following stock price appreciation performance targets: (1) 12,000 RSUs upon the common stock trading at $10.00 per share; (2) 15,000 RSUs upon the common stock trading at $12.01 per share; (3) 22,000 RSUs upon the common stock trading at $14.95 per share; and (4) 26,000 RSUs upon the common stock trading at $17.90 per share. In each case, the trading price per share shall be determined based on the average closing price per share of common stock as reported on the New York Stock Exchange over a measurement period set forth in the applicable RSU award agreement.
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An option to purchase 37,500 shares of its Class A common stock at an exercise price per share equal to the fair market value per share of the common stock on the date of grant, as determined by the Board. Twenty-five percent (25%) of the shares subject to the option shall vest twelve (12) months after the date your vesting begins, subject to your continuing employment with the Company, and no shares shall vest before such date. The remaining shares shall vest in equal quarterly increments over the next three (3) years, subject to your continuing employment with the Company.
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An option to purchase 25,000 shares of its Class A common stock, which shall be subject both to the same time-based vesting schedule applicable to the option award described immediately above, as well as achievement of the following stock price appreciation performance targets: (1) 3,000 options upon the common stock trading at $10.00 per share; (2) 5,000 options upon the common stock trading at $12.01 per share; (3) 7,000 options upon the common stock trading at $14.95 per share; and (4) 10,000 options upon the common stock trading at $17.90 per share. In each case, the trading price per share shall be determined based on the average closing price per share of common stock as reported on the New York Stock Exchange over a measurement period set forth in the applicable option award agreement

Each of these grants shall be subject to the terms and conditions of the Company’s 2022 Long Term Incentive Plan (the “2022 LTIP”), and a Stock Option Agreement or Restricted Stock Unit Agreement, as applicable. No right to any stock is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continue vesting or employment.

In addition, commencing in 2023 and annually thereafter, it will be recommended to the Board that you participate in FiscalNote’s annual grant program established from time to time. Your eligibility for such grants shall be based upon your performance, FiscalNote’s performance, our grant practices for executive-level employees, and availability under the 2022 LTIP. Any such grants will be subject to approval by the Board, the 2022 LTIP and such vesting provisions and other terms as determined by the Board.

If your employment with the Company is terminated without cause, you will be offered a severance package equal to 50% of your annual base salary. We intend that the foregoing severance benefit shall comply with or be exempt from Section 409A of the Internal Revenue Code and the regulations and interpretive guidance issued thereunder. Such severance benefit would be taxable, and all regular payroll taxes will be withheld. You agree that, as a condition to the receipt of the foregoing severance benefit, you shall (A) return (and thereafter not revoke), within 60 days, a signed, dated general release in a form acceptable to us that, among other things, releases and discharges FiscalNote and its affiliates from all claims and liabilities relating to your employment with the Company and the termination thereof;

(B) return all Company property within your possession and perform all transition and other matters required prior to the termination of employment; and (C) enter into a non-competition / non-solicitation agreement in a form reasonably satisfactory to us.

The Company offers a comprehensive benefits package including health, dental, and vision insurance for you and your dependents. Your benefits insurance will be effective the first of the month, the month after you are hired, and you will have 30 days from your first day of employment to make your benefits selections. Additionally, you will be eligible to participate in a 401(k) retirement plan, transportation stipends, flexible paid time off, and other team member-focused benefits.

GLOBAL HEADQUARTERS	NORTH AMERICA	EUROPE	ASIA
1201 Pennsylvania Ave NW, 6th floor Washington, D.C. 20004 (202) 793-5300	Washington, DC, USA Baton Rouge, USA New York, USA	Brussels, Belgium United Kingdom	Gurugram, India Seoul, Korea Hong Kong Singapore Taiwan

The Company is excited you’re joining and looks forward to a beneficial and productive relationship. Your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason, or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated. Additionally, this offer is contingent upon clearing a reference and background check.

If you have not already done so, we also ask that you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Additionally, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

As a condition of your employment, you are also required to sign and comply with a Confidential Information and Invention Assignment Agreement. Please note that we must receive your signed Agreement before your first day of employment.

To accept the Company’s offer, please sign and date this letter. This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews, or pre-employment negotiations, whether written or oral.

We are excited to welcome you to the FiscalNote family and look forward to receiving your acceptance of this offer!

GLOBAL HEADQUARTERS	NORTH AMERICA	EUROPE	ASIA
1201 Pennsylvania Ave NW, 6th floor Washington, D.C. 20004 (202) 793-5300	Washington, DC, USA Baton Rouge, USA New York, USA	Brussels, Belgium United Kingdom	Gurugram, India Seoul, Korea Hong Kong Singapore Taiwan

Sincerely,

/s/ Josh Resnik	18-Dec-2022
Josh Resnik, President & COO	Date

I have read and accept this employment offer:

/s/ Richard Henderson	16-Dec-2022
Richard Henderson	Date

GLOBAL HEADQUARTERS	NORTH AMERICA	EUROPE	ASIA
1201 Pennsylvania Ave NW, 6th floor Washington, D.C. 20004 (202) 793-5300	Washington, DC, USA Baton Rouge, USA New York, USA	Brussels, Belgium United Kingdom	Gurugram, India Seoul, Korea Hong Kong Singapore Taiwan